UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2018
REGIONS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-34034	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH
BIRMINGHAM, ALABAMA 35203
(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (800) 734-4667

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).                                 Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retirement of Executive Chairman

On December 31, 2018, at 11:59 p.m., O. B. Grayson Hall, Jr. will retire as Executive Chairman of Regions Financial Corporation ("Regions" or the "Company") and from the Company’s Board of Directors (the "Board"). On December 11, 2018, the Company entered into an agreement with Mr. Hall in connection with his retirement as Executive Chairman. Under the agreement, for two years following his retirement, the Company will provide Mr. Hall with office space and part-time administrative support; and until Mr. Hall attains age 70, he will continue to have access to Regions financial planning, home security system monitoring, executive physical, and group health benefits, as in effect from time to time and on the same basis as Regions offers these benefits to its current executive officers. There are no special financial entitlements in connection with Mr. Hall's retirement.
Attached as Exhibit 10.1 is a copy of the agreement, which is incorporated by reference.

Election of New Independent Director

On December 11, 2018, the Board appointed Zhanna Golodryga to the Board, effective January 1, 2019. The size of Regions' Board remains at fifteen (15) members. Ms. Golodryga is considered an independent director under the New York Stock Exchange's corporate governance listing standards and the Company's Corporate Governance Principles. Ms. Golodryga will serve on the Risk Committee and the Compensation and Human Resources Committee of the Board. The Board also appointed Ms. Golodryga as a Director of Regions Bank, a wholly-owned subsidiary of Regions. There are no arrangements or understandings with other persons pursuant to which Ms. Golodryga was selected as a Director.

Ms. Golodryga, 63, is the Senior Vice President and Chief Digital and Administrative Officer of Phillips 66, a diversified energy manufacturing and logistics company based in Houston, Texas. Ms. Golodryga has worked for more than 30 years in Information Technology. Prior to joining Phillips 66 in 2017, she served as Chief Information Officer and Senior Vice President for Services at Hess Corporation, where she led the IT and services functions beginning in 2012. Ms. Golodryga holds a master's degree in mechanical engineering from Kiev Engineering and Construction Institute in the Ukraine.

Ms. Golodryga will receive customary fees and equity awards from the Company for serving as a Director in accordance with Regions' Director Compensation Program as described in the Company's 2018 proxy statement filed with the Securities and Exchange Commission on March 9, 2018. Under the Director Compensation Program, the Board approved a grant to Ms. Golodryga of restricted stock under the Regions 2015 Long Term Incentive Plan, to be made as of January 2, 2019, with a grant date value equal to $30,000, which is the prorated amount of the annual equity retainer paid pursuant to Regions' compensation program for Directors that applies uniformly to all non-employee Directors. The restricted stock is subject to a continued service requirement, and the restrictions lapse on the date of the 2019 Annual Meeting of Shareholders, or earlier in the case of death or disability or upon termination without cause following a change of control of Regions.

The news release announcing the appointment of Ms. Golodryga to the Company's Board is attached as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Item 8.01    Other Events.

Election of New Independent Chair of the Board

On December 11, 2018, the Board appointed Charles D. McCrary, currently the Lead Independent Director, to serve as the independent Chair of the Board effective January 1, 2019. As the independent Chair of the Board, Mr. McCrary will receive an additional annual fee of $150,000 to be paid $50,000 in cash and the remainder in equity, for serving in such capacity, along with the customary fees and equity awards for serving as a Director in accordance with the Company's Director Compensation Program. Mr. McCrary will also serve as the Chair of the Board of Directors of Regions Bank.

The news release announcing the Board's new leadership structure is attached to this report as Exhibit 99.2 and is incorporated by reference into this Item 8.01.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

10.1    Retirement Agreement, dated December 11, 2018, between Regions Financial Corporation and Regions Bank and O. B. Grayson Hall, Jr.

99.1    Press Release of December 12, 2018

99.2    Press Release of December 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ Fournier J. Gale, III
Name:	Fournier J. Gale, III
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: December 11, 2018